Exhibit 99.1

FOR IMMEDIATE RELEASE
NEWS RELEASE

Pacira BioSciences Announces Departure of Yvonne Greenstreet from Board of Directors

TAMPA, FL, March 22, 2023 - Pacira BioSciences, Inc. (Nasdaq: PCRX), the industry leader in its commitment to non-opioid pain management and regenerative health solutions, today announced that after serving as an independent director for nine years, Yvonne Greenstreet, MBChB, is retiring from the company’s Board of Directors effective March 31, 2023. Dr. Greenstreet is currently serving as Chief Executive Officer of Alnylam Pharmaceuticals, Inc. Pacira is initiating a process to identify an independent Board member to replace Dr. Greenstreet.

“It has been a pleasure working with Yvonne and I would personally like to thank her for her impactful contributions to the Pacira Board of Directors over the past nine years,” said Dave Stack, chairman and chief executive officer of Pacira BioSciences. “We are grateful for Yvonne’s considerable service to Pacira, and we wish her continued success in her leadership of Alnylam.”

“I am proud to have been a part of the Pacira growth trajectory, particularly the company’s important work redefining the role of opioids as a rescue therapy only,” said Dr. Greenstreet. “I leave Pacira confident that the company will continue to expand its leadership position and remain at the forefront of innovative, non-opioid pain management given its unique ability to self-fund numerous growth opportunities that address unmet medical needs across its expanding commercial offering and advancing clinical pipeline.”

About Pacira BioSciences

Pacira BioSciences, Inc. (Nasdaq: PCRX) is committed to providing a non-opioid option to as many patients as possible to redefine the role of opioids as rescue therapy only. The company is also developing innovative interventions to address debilitating conditions involving the sympathetic nervous system, such as cardiac electrical storm, chronic pain, and spasticity. Pacira has three commercial-stage non-opioid treatments: EXPAREL® (bupivacaine liposome injectable suspension), a long-acting, local analgesia currently approved for postsurgical pain management; ZILRETTA® (triamcinolone acetonide extended-release injectable suspension), an extended-release, intra-articular, injection indicated for the management of osteoarthritis knee pain; and ioveraº®, a novel, handheld device for delivering immediate, long-acting, drug-free pain control using precise, controlled doses of cold temperature to a targeted nerve. To learn more about Pacira, including the corporate mission to reduce overreliance on opioids, visit www.pacira.com.

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Investor Contact:
Susan Mesco, (973) 451-4030
susan.mesco@pacira.com

Media Contact:
Sara Marino, (973) 370-5430
sara.marino@pacira.com